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As filed with the Securities and Exchange Commission on August 27, 2001 Registration Statement No. 333-

Securities and Exchange Commission
Washington, D.C. 20549

Form S-3
Registration Statement
Under
The Securities Act of 1933

Zamba Corporation
(Exact name of Registrant as specified in its charter)

Delaware	41-1636021
(State or other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3033 Excelsior Blvd.
Suite 200
Minneapolis, Minnesota 55416
(952) 832-9800
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Ian Nemerov
Secretary and General Counsel
Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416
(952) 832-9800
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of
Agent for Service)

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Calculation of Registration Fee

Title of each class of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Unit	Amount of Aggregate Offering Price	Registration Fee

Common Stock, $.01 par value per share	3,599,413	$0.90(1)	$3,239,471(1)	$810

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on August 22, 2001.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated August 27, 2001

Prospectus

Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416
(952) 832-9800

3,599,413 Shares of Common Stock

Our common stock is listed for trading on the Nasdaq National Market under the symbol "ZMBA." On August 10, 2001, the closing sale price of our common stock on Nasdaq was $1.00 per share.

    Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on Page 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2001.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Where to Find More Information

    We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. Here are ways you can access this information:

What is Available	Where to Get It
Paper copies of information	SEC's Public Reference Room Judiciary Plaza Building 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549
The Nasdaq Stock Market, Inc. 1735 K Street, N.W. Washington, D.C. 20006
On-line information	SEC's Internet website at http://www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the sources listed above.

Incorporation of Certain Documents by Reference

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the sale of all the shares covered by this prospectus. You are encouraged to obtain copies of these documents and to review them.

  (i)
  Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 16, 2001, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2000, filed with the SEC on March 26, 2001;

  (ii)
  Our Current Reports on Form 8-K, filed with the SEC on May 23, 2001, and July 2, 2001;

  (iii)
  The information contained in the following listed sections of our Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 17, 2001:

  •
  "Stock Ownership"
  •
  "Directors Standing for Election"
  •
  "Executive Officers"
  •
  "Executive Compensation"

    •
    "Certain Relationships and Related Transactions"
    •
    "Section 16(a) Beneficial Ownership Reporting Compliance"

  (iv)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

  (v)
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 9, 2001;

  (vi)
  Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (including all filings prior to the effectiveness of this registration statement) until the selling stockholders sell all of the shares or we deregister the shares under this registration statement; and

  (vii)
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 25, 1993, and any amendment or report filed for the purpose of updating this description.

    You may request a copy of these documents, which will be provided to you at no cost, by contacting:

Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416
Attention: Investor Relations
(952) 832-9800

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition and results of operations and prospectus may have changed since that date.

Special Note Regarding Forward-Looking Statements

    This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results to differ materially from the forward- looking statements that we make. We do not assume any obligation to update any forward-looking statements that we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, and/or performance of achievements.

Risk Factors

    You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair or affect our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our products and services may not receive market acceptance.

    We focus on selling system integration services to clients in a small number of vertical markets, such as sales force automation, call centers, marketing automation, customer care, field service and sales. Although we believe that this specialization will increase our market presence, customer base and profitability, we may fail to obtain customers, effectively deliver services or meet customer demands in one or more of these markets. If we fail in any of these respects, this failure could have a material adverse effect on our business, financial condition and results of operations.

    The technology consulting industry in general presents several risks, many of which are outside of our control. As the market changes, we may need to redefine our company, which is a complex, time-consuming and expensive process. It involves changing strategies, aligning services and product categories, changing management and employees, and focusing on new markets and customers. We could spend considerable amounts of money and commit resources, but ultimately receive little or no return on our investment. Customers may not be receptive, and competitors may already be established in the new markets, making it difficult for us to gain a sustainable market share or acquire new customers.

Changes in the economy could affect the demand for the type of services we provide.

    We recently laid off a number of our technical and administrative employees, because the unexpected slowing of the economy was causing our prospective clients to defer their CRM implementations. Although the market for CRM products and services is expected to grow, future changes in the economy could again cause customers to defer or decide against implementing or upgrading their CRM systems. It is difficult to forecast future changes in the economy and the effect of such changes on the spending plans of our prospective customers, but a continuation of the recent decrease in demand could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to grow our business.

    Our past growth and recent losses have placed significant demands on our management and other resources. Our annual revenues increased approximately 47.3% in 2000 from $28.3 million in 1999 to $41.7 million in 2000, but 2001 second quarter revenues of $8.0 million represent a substantial decrease from prior periods, both when compared to the $11.8 million in revenues received during the first quarter of 2001 and to the $9.7 million in revenues received during the second quarter of 2000. Our future success will depend on our ability to reverse the recent declines and then grow our business and manage our growth effectively, including by:

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  developing and improving our operational, financial and other internal systems;

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  integrating and managing acquired businesses, joint ventures and strategic investments;

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  training, motivating and managing our employees;

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  estimating fixed-price fees and project timeframes accurately;

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  attaining high rates of employee utilization; and

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  maintaining project quality and client satisfaction.

    If we are unable to grow our business and manage our growth and projects effectively, the quality of our services and products, our ability to retain key personnel, and our business, financial condition and results of operations may be materially adversely affected. Additionally, if our financial performance causes us to violate the covenants in our secured revolving credit facility with Silicon Valley Bank or adversely affects the amount of our eligible accounts receivable, and we are unable to obtain additional financing, we may not be able to meet our near-term cash requirements.

We need to attract and retain quality employees in order to develop and expand our business.

    Our business is labor-intensive and requires highly skilled employees. Most of our consultants possess extensive expertise in information technology, strategy, project management, sales and marketing. To serve a growing client base, we must continue to recruit and retain qualified personnel with expertise in each of these areas. Competition for such personnel is intense. We compete for such personnel with management consulting firms, software firms and other businesses. Many of these entities have substantially greater financial and other resources than we do. In addition, the Internet has created many opportunities for people with the skills we seek to form their own companies or join startup companies, and these opportunities frequently offer the potential for significant future financial gain through equity incentives that we cannot match. In the past, we have had difficulty recruiting a sufficient number of qualified personnel to serve existing and new clients. If we fail to recruit and retain a sufficient number of qualified personnel in the future, our ability to expand our client base or services could be impaired and our business, financial condition and results of operations could be adversely affected.

Our operating results may fluctuate.

    A high percentage of our operating expenses, particularly personnel and related costs, depreciation, office rent and occupancy costs, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects may cause significant variations in operating results in any particular quarter and could result in losses for that quarter. Our net revenue and operating results may fluctuate significantly due to a number of other factors, some of which are outside our control. These factors may include:

  •
  the loss of key personnel and other employees;

  •
  any fluctuations in market demand for our services, consultant hiring and utilization;

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  the contractual terms and timing of completion of projects;

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  any delays incurred in connection with projects;

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  the accuracy of our estimates of resources required to complete projects;

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  any uncertainties or changes in our sales cycle;

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  the adequacy of provisions for losses;

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  the costs of obtaining or losing customers and accounts;

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  an increase in competition and pricing pressures;

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  any changes in our or our competitors' business strategies, pricing and billing policies;

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  the time and expense of consummating an acquisition; and

  •
  the costs of integrating acquired operations.

    One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period. Based on the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely affect our business, financial condition or results of operations.

Our revenues are difficult to predict because they are generated on a project-by-project basis.

    We derive our revenues primarily from fees for services generated on a project-by-project basis. These projects vary in size and scope. Therefore, a client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we have no assurance that the client will retain us in the future.

    We have clients who may terminate their agreements with us, whether time-and-materials or fixed-fee based, without any prior written notice. Clients may terminate projects before completion. If our clients terminate existing agreements, our business, financial condition and results of operations could suffer material harm.

The loss of a significant client could impact our operations.

    We derive a substantial part of our revenues from a small number of clients. The loss of one or more of these clients will materially adversely affect our business, financial condition and results of operations. Our services often involve the implementation of complex information systems that are critical to our clients' operations. Our failure to meet client expectations in the performance of our services may damage our reputation and adversely affect our ability to attract and retain clients. If a client is not satisfied with our services, we will generally spend additional human and other resources at our own expense to ensure client satisfaction. Such expenditures will typically result in a lower margin on such engagements and could materially adversely affect our business, financial condition and results of operations.

We could be subject to liability claims.

    In the course of providing services, we may recommend the use of other software and hardware products. These products may not perform as expected or may contain defects. If this occurs, our reputation could be damaged, and we could be subject to liability. We attempt to limit our exposure to potential liability claims. Such limitations may not be effective. A successful liability claim brought against us may adversely affect our reputation and could have a material adverse effect on our business, financial condition and results of operations. Our inability to obtain new clients or large-scale implementation and integration projects could materially and adversely affect the growth of our business.

We need to keep pace with technological changes.

    Our markets and the technologies used in our solutions are characterized by rapid technological change. Failure to respond in a timely and cost-effective way to these technological developments would have a material adverse effect on our business, financial condition and results of operations. We expect to derive a substantial portion of our revenues from providing e-commerce and customer care solutions that are based upon leading technologies and that are capable of adapting to future technologies. As a result, our success will depend on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We may not be successful in addressing future developments on a timely basis. Our failure to keep pace with the latest technological developments would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual capital.

    We rely on a combination of copyright, trade secret and trademark laws, and third party nondisclosure agreements to protect our intellectual property rights. It may be possible for unauthorized third parties to obtain and use information that we regard as proprietary or to develop equivalent implementation methodologies independently. From time to time, third parties may assert patent, copyright and other intellectual property claims against us. Litigation, which could result in substantial cost to us, and diversion of our resources, may be necessary to enforce patents or our other intellectual property rights or to defend ourselves against claimed infringement of the rights of others. If we are found to have infringed the intellectual property rights of others, we may be prohibited from using such intellectual property or might be required to license such intellectual property.

We may not be able to reuse technology that we develop for specific clients.

    A portion of our business involves the development of technology solutions for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the applications developed for them for specified periods of time or to specified third parties clients may demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use solutions can be complicated and disputes may arise that affect our ability to resell or reuse these solutions. Any limitation on our ability to resell or reuse a solution could require us to incur additional expenses to develop new solutions for future projects.

We do not pay cash dividends on our common stock.

    We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes.

Our stock price is volatile.

    Technology companies, including Zamba, frequently experience volatility in their common stock prices. Factors creating such volatility include:

  •
  quarterly fluctuations in results of operations and achievement of key business metrics;

  •
  changes in earnings estimates by securities analysts;

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  announcements of technological innovations or the introduction of new products;

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  market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

  •
  extreme price and volume fluctuations in the general stock market, which have particularly affected the market price for many technology companies, in some cases unrelated to the operating performance of those companies. These broad market fluctuations may materially adversely affect the market price of our common stock.

These factors may have a significant adverse impact on the market price of our common stock. If revenues or earnings in any quarter fail to meet the expectations of the investment community, there could be an immediate impact on our stock price.

Summary Description of Our Business

    We are a leading customer relationship management ("CRM") consulting and systems integration company for Global 2000 organizations. We were incorporated in Delaware in 1990. As one of the largest companies focused exclusively on CRM services, we help clients better anticipate, understand and respond to the needs of their current and potential customers through integrated, multi-channel solutions. Based on our CRM expertise and experience, we have created an end-to-end blueprint of industry-leading solutions addressing each aspect of CRM, including strategy, marketing and analytics, commerce and content, contact center, mobile and wireless, sales, customer experience and support. Our intent is to become a leading CRM services company by bringing together the brightest people in the CRM industry in order to offer a comprehensive set of innovative solutions based on best-in-class products and processes.

    CRM is an integral function of business because it addresses one of the most fundamental business needs, which is how to attract, retain, service and support customers. At the same time, with the segmentation of various markets and industries, companies are demanding solutions that suit their different customer demographics and psychographics. These two factors have contributed to growth in the CRM market.

    We currently derive most of our revenue from systems integration services, including business case evaluation, system planning and design, software package implementation, custom software development, training, installation and change management. We also own approximately 33% of the equity in NextNet Wireless, Inc. ("NextNet"), a private corporation engaged in the development of wireless data products targeted at wireless DSL. Our chairman, Joseph B. Costello, who is also one of the selling stockholders named in this prospectus, is the chairman and CEO of NextNet. Another one of our board members, Dr. Dixon R. Doll, is also on the board of NextNet.

    Our principal executive office is located at 3033 Excelsior Boulevard, Suite 200, Minneapolis, Minnesota 55416, and out telephone number at that location is (952) 832-9800. For further information concerning our company, see the sections entitled, "Where to Find More Information" and "Incorporation of Certain Documents by Reference."

Use of Proceeds

    We will not receive any proceeds from the sale of shares by the selling stockholders.

Selling Stockholders

    We are registering the sale of up to 3,599,413 shares of our common stock by Silicon Valley Bank and Joseph B. Costello. All shares that Silicon Valley Bank may offer for sale are issuable upon the exercise of two warrants that we issued to Silicon Valley Bank in connection with its extension of a $5.0 million line of credit on February 27, 2001. The exercise price of the first warrant is $2.80 per share, and this warrant will expire on February 26, 2006. The exercise price of the second warrant is $0.86 per share, and this warrant will expire on August 2, 2006. He is also the Chairman and CEO of NextNet, a company in which Zamba holds approximately 33% of the equity interest.

    Of the 3,529,413 shares that Mr. Costello may offer, 2,352,942 shares were acquired in a private placement transaction that was exempt from registration under an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), on June 29, 2001, at a price of $0.85 per share, which was the average closing bid price of our common stock on the Nasdaq National Market for the five business days prior to the closing of the transaction. The remaining 1,176,471 shares that he may offer are issuable upon the exercise of a warrant that we issued to Mr. Costello in connection with his investment. The exercise price of the warrant is $1.0625 per share, which is equal to 125% of the then-current market price of our common stock, and the warrant expires on June 29, 2005. Mr. Costello is the Vice-Chairman of our Board of Directors, a position that he has held since October 2000. He has been one of our directors since April 1996 and served as Chairman from January 1998 to October 2000.

    The following table sets forth, to our knowledge as of August 10, 2001, the stock ownership of Silicon Valley Bank and Mr. Costello, and the number of shares they may sell from time to time pursuant to this prospectus. We cannot estimate the number of shares that either party may actually offer for sale, as they may offer all or less than all of the shares covered by this prospectus, and there currently are no agreements, arrangements or understandings with respect to any such offer or sale.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage of Shares of Common Stock Beneficially Owned Prior to Offering (2)	Maximum Number of Shares of Common Stock Offered Hereby
Joseph B. Costello	6,046,313	16.6%	3,529,413
Silicon Valley Bank	70,000	*	70,000

(1)
Assumes conversion to common stock of the warrants held by the selling stockholders.

(2)
The applicable percentage of ownership is based on 34,709,883 shares of common stock outstanding as of August 22, 2001.

* Less than one percent of the number of shares of common stock outstanding.

Plan of Distribution

    We will receive no proceeds from this offering. The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders on the Nasdaq National Market or otherwise at prices and on terms then-prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. When used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

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  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

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  in privately negotiated transactions; and

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  in options transactions.

    In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    Prior to selling any of the common stock, other than pursuant to an offering registered under the Securities Act, the selling stockholders have agreed to give us written notice setting forth the date of the proposed sale. Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be required.

    In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

    In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) March 31, 2003. There is no assurance that the selling stockholders will offer for sale or sell any of the shares of common stock offered by this prospectus.

Legal Matters

    The validity of the shares offered in this prospectus has been passed upon us by Dorsey & Whitney LLP, Minneapolis, Minnesota 55402.

Experts

    The consolidated financial statements and schedule of Zamba Corporation as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

    The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the registrant (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$810.00
Legal fees and expenses of the Company	$3,000.00
Accounting fees and expenses	$3,000.00
Miscellaneous expenses	$3,190.00

Total Expenses	$10,000.00

Item 15. Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Article 5 of the Registrant's Fourth Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified by the Registrant against expenses (including attorneys' fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against all expenses (including attorneys' fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

    Indemnification is required to be made unless the Registrant determines (in the manner provided in its Fourth Amended and Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the

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director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Item 16. Exhibits

Exhibit Number	Description
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Dorsey & Whitney LLP, included in Exhibit 5.1 filed herewith.
24.1	Power of Attorney (See page II-4 of this Registration Statement).

Item 17. Undertakings.

    The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Please note, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 27th day of August, 2001.

ZAMBA CORPORATION
By:	/s/ DOUG HOLDEN
Name:	Doug Holden
Title:	President and Chief Executive Officer

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    We, the undersigned officers and directors of Zamba Corporation, hereby severally constitute and appoint Ian Nemerov our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Zamba Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission and with such state securities commissions and other agencies as necessary, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ DOUG HOLDEN Doug Holden	President and Chief Executive Officer and Director	August 27, 2001
/s/ MICHAEL CARREL Michael Carrel	Executive Vice President and Chief Financial Officer	August 27, 2001
/s/ JOE COSTELLO Joseph B. Costello	Director	August 27, 2001
/s/ DIXON DOLL Dixon R. Doll	Director	August 27, 2001
/s/ PAUL EDELHERTZ Paul D. Edelhertz	Director	August 27, 2001
/s/ JOHN OLSEN John Olsen	Director	August 27, 2001
/s/ SVEN WEHRWEIN Sven A. Wehrwein	Director	August 27, 2001

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EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Dorsey & Whitney LLP, included in Exhibit 5.1 filed herewith.
24.1	Power of Attorney (See page II-4 of this Registration Statement).